AETNA LIFE AND CASUALTY COMPANY AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS



                                 Six Months Ended                  Years Ended December 31,
                                 ________________  _________________________________________________________
(Millions)                        June 30, 1995    1994         1993        1992        1991        1990
                                 ________________  ____         ____        ____        ____        ________


Pretax income (loss) from
 continuing operations...........  $ (239.0)       $   658.3    $(1,147.4)  $ (121.4)   $  243.5    $  459.6

Add back fixed charges............    100.0            186.1        171.0      194.3       221.5       229.0
Minority interest................       9.7             11.4          7.0        8.6         5.9         4.9
                                   ________        _________    _________   ________    ________    ________

   Income (loss) as adjusted.....  $ (129.3)       $   855.8    $  (969.4)  $   81.5    $  470.9    $  693.5
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Fixed charges:
  Interest on indebtedness.......  $   58.5(1)     $    98.6(1) $    77.4   $   81.4    $  110.9    $  119.9
  Portion of rents representative
   of interest factor............      41.5             87.5         93.6      112.9       110.6       109.1
                                   ________        _________    _________   ________    ________    ________

   Total fixed charges...........  $  100.0        $   186.1    $   171.0   $  194.3    $  221.5    $  229.0
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Preferred stock dividend
 requirements....................         -                -            -          -           -           -
                                   ________        _________    _________   ________    ________    ________

Total combined fixed charges
 and preferred stock dividend
 requirements....................  $  100.0        $   186.1    $   171.0   $  194.3    $  221.5    $  229.0
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Ratio of earnings to fixed
 charges.........................     (1.29)            4.60        (5.67)      0.42        2.13        3.03
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________

Ratio of earnings to combined
 fixed charges and preferred
 stock dividends.................     (1.29)            4.60        (5.67)      0.42        2.13        3.03
                                   ________        _________    _________   ________    ________    ________
                                   ________        _________    _________   ________    ________    ________


(1) Includes the dividends paid to preferred shareholders of a subsidiary. (See Note 11 of Notes to Financial Statements in the company's 1994 Annual Report to Shareholders.)
